Exhibit 99.1
Marathon Petroleum Corp. Reports First-Quarter 2025 Results
•First-quarter net loss attributable to MPC of $(74) million, or $(0.24) per diluted share mainly due to execution of second largest planned maintenance quarter in MPC history
•$2.0 billion of adjusted EBITDA, supported by the strength of the Midstream business
•Executing Natural Gas & NGL growth strategy with MPLX’s agreement to acquire 100% ownership in BANGL, LLC and FID of the Traverse natural gas pipeline
•$1.3 billion of capital returned, inclusive of $1.1 billion of share repurchases

FINDLAY, Ohio, May 6, 2025 – Marathon Petroleum Corp. (NYSE: MPC) today reported net loss attributable to MPC of $(74) million, or $(0.24) per diluted share, for the first quarter of 2025, compared with net income attributable to MPC of $937 million, or $2.58 per diluted share, for the first quarter of 2024.
The first quarter of 2025 adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) was $2.0 billion, compared with $3.3 billion for the first quarter of 2024. Adjustments are shown in the accompanying release tables.
“Our first quarter results reflect the safe and successful execution of the second largest planned maintenance quarter in our company’s history and strong commercial performance,” said President and Chief Executive Officer Maryann Mannen. “Our Midstream business delivered an 8% increase in segment adjusted EBITDA over the prior year, and executed on our Natural Gas and NGL growth strategies. For our refining business, we are positioned to meet summer demand as seasonal trends are expected to improve margins and we remain constructive on its long-term outlook. We believe we are positioned over time to deliver peer-leading capital returns.”

Results from Operations
Adjusted EBITDA (unaudited)

	Three Months Ended March 31,
(In millions)	2025	2024
Refining & Marketing segment adjusted EBITDA	$489	$1,986
Midstream segment adjusted EBITDA	1,720	1,589
Renewable Diesel segment adjusted EBITDA	(42)	(90)
Subtotal	2,167	3,485
Corporate	(210)	(228)
Add: Depreciation and amortization	18	24
Adjusted EBITDA	$1,975	$3,281

Refining & Marketing (R&M)
Segment adjusted EBITDA was $489 million in the first quarter of 2025, versus $2.0 billion for the first quarter of 2024. R&M segment adjusted EBITDA was $1.91 per barrel for the first quarter of 2025, versus $8.22 per barrel for the first quarter of 2024. Segment adjusted EBITDA excludes refining planned turnaround costs, which totaled $454 million in the first quarter of 2025 and $647 million in the first quarter of 2024. The decrease in segment adjusted EBITDA was driven primarily by lower market crack spreads.
R&M margin was $13.38 per barrel for the first quarter of 2025, versus $19.35 per barrel for the first quarter of 2024. Crude capacity utilization was 89%, resulting in total throughput of 2.8 million barrels per day (bpd) for the first quarter of 2025.
Refining operating costs were $5.74 per barrel for the first quarter of 2025, versus $6.06 per barrel for the first quarter of 2024.
Midstream
Segment adjusted EBITDA was $1.7 billion in the first quarter of 2025, versus $1.6 billion for the first quarter of 2024. The results were primarily driven by higher throughputs and growth from equity affiliates.
Renewable Diesel
Segment adjusted EBITDA was $(42) million in the first quarter of 2025, versus $(90) million for the first quarter of 2024. The improvement in segment results was primarily due to increased utilization, particularly at our Martinez Renewables facility, and higher margins.
Corporate and Items Not Allocated
Corporate expenses totaled $210 million in the first quarter of 2025, compared with $228 million in the first quarter of 2024.
Financial Position, Liquidity, and Return of Capital
As of March 31, 2025, MPC had $3.8 billion of cash and cash equivalents, including $2.5 billion of cash at MPLX, and $5 billion available on its bank revolving credit facility.
On February 10, 2025, the company issued $2.0 billion in aggregate principal amount of unsecured senior notes. The senior notes offering was intended to replace the $750 million of senior notes that matured in September 2024 and refinance the $1.25 billion of senior notes that matured on May 1, 2025.
In the first quarter, the company returned approximately $1.3 billion of capital to shareholders. As of March 31, 2025, the company has $6.7 billion available under its share repurchase authorizations.

Strategic Update
MPC’s Refining & Marketing 2025 capital spending outlook includes continued high-return investments at its Los Angeles, Galveston Bay and Robinson refineries. In addition to these multi-year investments, the company is executing shorter-term projects that offer high returns through margin enhancement and cost reduction.
•Los Angeles: An investment targeted at improving the refinery’s competitiveness by integrating and modernizing utility systems to improve reliability and increase energy efficiency. It is also intended to address a regulation mandating emissions reductions for all Southern California refineries. Capital spend in 2025 is expected to be $100 million with completion targeted for year-end 2025.
•Robinson: A project that will increase the refinery’s flexibility to optimize jet fuel production to meet growing demand. Capital spend in 2025 is expected to be $150 million, with another $50 million in 2026. The project’s estimated completion is by year-end 2026.
•Galveston Bay: A 90 thousand barrel per day high-pressure distillate hydrotreater (DHT) that will upgrade high-sulfur distillate to higher-value ultra-low sulfur diesel. Capital spend in 2025 is expected to be $200 million, with another $575 million in 2026 and 2027. Completion of the DHT is expected by year-end 2027.
MPC’s Midstream segment is expanding its Permian to Gulf Coast integrated value chain, progressing long-haul pipeline growth projects to support expected increased producer activity, and investing in Permian and Marcellus processing capacity in response to producer demand. Updates include:
Newly Announced
•BANGL Pipeline: MPLX announced the strategic acquisition of the remaining 55% of BANGL, LLC for $715 million, resulting in 100% ownership. The system transports natural gas liquids from the Permian basin to markets along the Gulf Coast, and will connect to MPLX's announced Gulf Coast fractionation facilities. The transaction is expected to close in July, subject to customary closing conditions.
•Traverse Pipeline: MPLX and its partners announced FID of the Traverse Pipeline, a bi-directional pipeline designed to transport 1.75 billion cubic feet per day (bcf/d) of natural gas along the Gulf Coast between Agua Dulce and the Katy area. The pipeline enhances optionality for shippers to access multiple premium markets, and is expected in service in 2027.
•Matterhorn Express Pipeline: MPLX has entered into an agreement to increase its stake in the joint venture that owns and operates the Matterhorn Express pipeline by 5% for $151 million, bringing MPLX’s total interest in the pipeline to 10%. The pipeline is designed to transport up to 2.5 bcf/d of natural gas from the Permian basin to the Katy area near Houston. The transaction is expected to close in second quarter of 2025, subject to the satisfaction of closing conditions.
•Crude Gathering: MPLX expanded its crude oil value chain by acquiring gathering businesses from Whiptail Midstream, LLC for $237 million. These San Juan basin assets consist primarily of crude and natural gas gathering systems in the Four Corners region, and enhance supply to MPC’s refining systems.
Ongoing
•Gulf Coast Fractionators: Two 150 thousand barrel per day fractionation facilities near MPC’s Galveston Bay refinery. The fractionation facilities are expected in service in 2028 and 2029. MPC is contracting with MPLX to purchase offtake from the fractionators, which MPC intends to market globally.

•LPG Export Terminal: A strategic partnership with ONEOK, Inc. to develop a 400 thousand bpd LPG export terminal and an associated pipeline, which is anticipated in service in 2028.
•BANGL Pipeline: Expanding from 250 thousand bpd to 300 thousand bpd, which is anticipated to come online in the second half of 2026. This pipeline will enable liquids to reach MPLX's Gulf Coast fractionators.
•Blackcomb and Rio Bravo Pipelines: Progressing with an expected in-service date in the second half of 2026. These pipelines are designed to transport natural gas from the Permian to domestic and export markets along the Gulf Coast.
•Secretariat: A 200 million cubic feet per day (mmcf/d) processing plant is expected online in the fourth quarter of 2025, increasing MPLX's gas processing capacity in the Permian basin to 1.4 bcf/d.
•Harmon Creek III: A 300 mmcf/d processing plant and 40 thousand bpd de-ethanizer, expected online in the second half of 2026. This complex will increase MPLX's processing capacity in the Northeast to 8.1 bcf/d and fractionation capacity to 800 thousand bpd.

Second-Quarter 2025 Outlook

Refining & Marketing Segment:
Refining operating costs per barrel(a)	$5.30
Distribution costs (in millions)	$1,525
Refining planned turnaround costs (in millions)	$265
Depreciation and amortization (in millions)	$410

Refinery throughputs (mbpd):
Crude oil refined	2,775
Other charge and blendstocks	170
Total	2,945

Corporate (includes $20 million of D&A)	$220

(a)Excludes refining planned turnaround and depreciation and amortization expense.

Conference Call
At 11:00 a.m. ET today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen by visiting MPC’s website at www.marathonpetroleum.com. A replay of the webcast will be available on the company’s website for two weeks. Financial information, including the earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.marathonpetroleum.com.

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About Marathon Petroleum Corporation
Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream and midstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.
Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President Finance and Investor Relations
Brian Worthington, Senior Director, Investor Relations
Michelle Gaerke, Director, Investor Relations
John Zimmerly, Senior Analyst, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

References to Earnings and Defined Terms
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.
Forward-Looking Statements
This press release contains forward-looking statements regarding MPC. These forward-looking statements may relate to, among other things, MPC’s expectations, estimates and projections concerning its business and operations, financial priorities, strategic plans and initiatives, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance (“ESG”) plans and goals, including those related to greenhouse gas emissions and intensity reduction targets, freshwater withdrawal intensity reduction targets, inclusion and ESG reporting. Forward-looking and other statements regarding our ESG plans and goals are not an indication that these statements are material to investors or are required to be disclosed in our filings with the Securities Exchange Commission (SEC). In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “endeavor,” “estimate,” “expect,” “focus,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “progress,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “strive”, “target,” “trends,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPC cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPC, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas, natural gas liquids (“NGLs”), or renewable diesel and other renewable fuels or taxation; volatility in and degradation of general economic, market, industry or business conditions, including as a result of pandemics, other infectious disease outbreaks, natural hazards, extreme weather events, regional conflicts such as hostilities in the Middle East and in Ukraine, tariffs, inflation or rising interest rates; the regional, national and worldwide demand for refined products and renewables and related margins; the regional, national or worldwide availability and pricing of crude oil, natural gas, renewable diesel and other renewable fuels, NGLs and other feedstocks and related pricing differentials; the adequacy of capital resources and liquidity and timing and amounts of free cash flow necessary to execute our business plans, affect future share repurchases and to maintain or grow our dividend; the success or timing of completion of ongoing or anticipated projects; changes to the expected construction costs and in service dates of planned and ongoing projects and investments, including pipeline projects and new processing units, and the ability to obtain regulatory and other approvals with respect thereto; the ability to satisfy the conditions necessary to consummate planned transactions within the expected timeframes if at all; the ability to realize expected returns or other benefits on anticipated or ongoing projects or planned transactions; the availability of desirable strategic alternatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; the inability or failure of our joint venture partners to fund their share of operations and development activities; the financing and distribution decisions of joint ventures we do not control; our ability to successfully implement our sustainable energy strategy and principles and to achieve our ESG plans and goals within the expected timeframes if at all; changes in government incentives for emission-reduction products and technologies; the outcome of research and development efforts to create future technologies necessary to achieve our ESG plans and goals; our ability to scale projects and technologies on a commercially competitive basis; changes in regional and global economic growth rates and consumer preferences, including consumer support for emission-reduction products and technology; industrial incidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the imposition of windfall profit taxes, maximum refining margin penalties, minimum inventory requirements or refinery maintenance and turnaround supply plans on companies operating within the energy industry in California or other jurisdictions; the establishment or increase of tariffs on goods, including crude oil and other feedstocks imported into the United States, other trade protection measures or restrictions or retaliatory actions from foreign governments; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” and “Disclosures Regarding Forward-Looking Statements” in MPC’s and MPLX’s Annual Reports on Form 10-K for the year ended Dec. 31, 2024, and in other filings with the SEC. Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

Consolidated Statements of Income (unaudited)

	Three Months Ended March 31,
(In millions, except per-share data)	2025	2024
Revenues and other income:
Sales and other operating revenues	$31,517	$32,706
Income from equity method investments	230	204
Net gain on disposal of assets	—	20
Other income	103	281
Total revenues and other income	31,850	33,211
Costs and expenses:
Cost of revenues (excludes items below)	29,360	29,593
Depreciation and amortization	793	827
Selling, general and administrative expenses	783	779
Other taxes	227	228
Total costs and expenses	31,163	31,427
Income from operations	687	1,784
Net interest and other financial costs	304	179
Income before income taxes	383	1,605
Provision for income taxes	37	293
Net income	346	1,312
Less net income attributable to:
Redeemable noncontrolling interest	—	10
Noncontrolling interests	420	365
Net income (loss) attributable to MPC	$(74)	$937

Per share data
Basic:
Net income (loss) attributable to MPC per share	$(0.24)	$2.59
Weighted average shares outstanding (in millions)	313	361

Diluted:
Net income (loss) attributable to MPC per share	$(0.24)	$2.58
Weighted average shares outstanding (in millions)	313	362

Capital Expenditures and Investments (unaudited)

	Three Months Ended March 31,
(In millions)	2025	2024
Refining & Marketing	$362	$290
Midstream	386	327
Renewable Diesel	1	1
Corporate(a)	27	18
Total	$776	$636

(a)Includes capitalized interest of $18 million and $12 million for the first quarter 2025 and the first quarter 2024, respectively.

Refining & Marketing Operating Statistics (unaudited)

Dollar per Barrel of Net Refinery Throughput	Three Months Ended March 31,
	2025	2024
Refining & Marketing margin(a)	$13.38	$19.35
Less:
Refining operating costs(b)	5.74	6.06
Distribution costs(c)	5.77	5.85
Other income(d)	(0.04)	(0.78)
Refining & Marketing segment adjusted EBITDA	$1.91	$8.22

Refining planned turnaround costs	$1.77	$2.68
Depreciation and amortization	1.58	1.84
Fees paid to MPLX included in distribution costs above	3.86	4.00

(a)Sales revenue less cost of refinery inputs and purchased products, divided by net refinery throughput.
(b)Excludes refining planned turnaround and depreciation and amortization expense.
(c)Excludes depreciation and amortization expense.
(d)Includes income or loss from equity method investments, net gain or loss on disposal of assets and other income or loss.

Refining & Marketing - Supplemental Operating Data	Three Months Ended March 31,
	2025	2024
Refining & Marketing refined product sales volume (mbpd)(a)	3,446	3,242
Crude oil refining capacity (mbpcd)(b)	2,963	2,950
Crude oil capacity utilization (percent)(b)	89	82

Refinery throughputs (mbpd):
Crude oil refined	2,623	2,427
Other charge and blendstocks	226	229
Net refinery throughputs	2,849	2,656

Sour crude oil throughput (percent)	46	46
Sweet crude oil throughput (percent)	54	54

Refined product yields (mbpd):
Gasoline	1,485	1,370
Distillates	1,029	936
Propane	67	64
NGLs and petrochemicals	162	166
Heavy fuel oil	74	69
Asphalt	74	81
Total	2,891	2,686
Inter-region refinery transfers excluded from throughput and yields above (mbpd)	44	73

(a)Includes intersegment sales.
(b)Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

Refining & Marketing - Supplemental Operating Data by Region (unaudited)
The per barrel for Refining & Marketing margin is calculated based on net refinery throughput (excludes inter-refinery transfer volumes). The per barrel for the refining operating costs, refining planned turnaround costs and refining depreciation and amortization for the regions, as shown in the tables below, is calculated based on the gross refinery throughput (includes inter-refinery transfer volumes).
Refining operating costs exclude refining planned turnaround costs and refining depreciation and amortization expense.

Gulf Coast Region	Three Months Ended March 31,
	2025	2024
Dollar per barrel of refinery throughput:
Refining & Marketing margin	$11.75	$18.81
Refining operating costs	5.15	4.95
Refining planned turnaround costs	2.23	3.56
Refining depreciation and amortization	1.07	1.56

Gulf Coast Region	Three Months Ended March 31,
	2025	2024
Refinery throughputs (mbpd):
Crude oil refined	1,013	983
Other charge and blendstocks	170	180
Gross refinery throughputs	1,183	1,163

Sour crude oil throughput (percent)	61	57
Sweet crude oil throughput (percent)	39	43

Refined product yields (mbpd):
Gasoline	598	569
Distillates	412	399
Propane	37	36
NGLs and petrochemicals	104	111
Heavy fuel oil	47	56
Asphalt	12	15
Total	1,210	1,186
Inter-region refinery transfers included in throughput and yields above (mbpd)	23	41

Mid-Continent Region	Three Months Ended March 31,
	2025	2024
Dollar per barrel of refinery throughput:
Refining & Marketing margin	$13.03	$18.75
Refining operating costs	4.91	5.27
Refining planned turnaround costs	0.63	1.11
Refining depreciation and amortization	1.40	1.49

Refinery throughputs (mbpd):
Crude oil refined	1,127	1,031
Other charge and blendstocks	65	70
Gross refinery throughputs	1,192	1,101

Sour crude oil throughput (percent)	24	27
Sweet crude oil throughput (percent)	76	73

Refined product yields (mbpd):
Gasoline	640	588
Distillates	434	382
Propane	21	19
NGLs and petrochemicals	32	33
Heavy fuel oil	11	16
Asphalt	62	66
Total	1,200	1,104
Inter-region refinery transfers included in throughput and yields above (mbpd)	7	13

West Coast Region	Three Months Ended March 31,
	2025	2024
Dollar per barrel of refinery throughput:
Refining & Marketing margin	$17.94	$22.17
Refining operating costs	8.50	9.75
Refining planned turnaround costs	3.18	3.75
Refining depreciation and amortization	1.48	1.54

Refinery throughputs (mbpd):
Crude oil refined	483	413
Other charge and blendstocks	35	52
Gross refinery throughputs	518	465

Sour crude oil throughput (percent)	65	65
Sweet crude oil throughput (percent)	35	35

Refined product yields (mbpd):
Gasoline	256	244
Distillates	184	164
Propane	9	9
NGLs and petrochemicals	34	28
Heavy fuel oil	42	24
Asphalt	—	—
Total	525	469
Inter-region refinery transfers included in throughput and yields above (mbpd)	14	19

Midstream Operating Statistics (unaudited)

	Three Months Ended March 31,
	2025	2024
Pipeline throughputs (mbpd)(a)	6,022	5,389
Terminal throughputs (mbpd)	3,095	2,930
Gathering system throughputs (million cubic feet per day)(b)	6,516	6,226
Natural gas processed (million cubic feet per day)(b)	9,781	9,371
C2 (ethane) + NGLs fractionated (mbpd)(b)	660	632

(a)Includes common-carrier pipelines and private pipelines contributed to MPLX. Excludes equity method affiliate pipeline volumes.
(b)Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Renewable Diesel Financial Data (unaudited)

	Three Months Ended March 31,
(In millions)	2025	2024
Renewable Diesel margin(a)	$26	$(5)
Less:
Operating costs(b)	70	67
Distribution costs(c)	22	32
Other income(d)	(24)	(14)
Renewable Diesel segment adjusted EBITDA	$(42)	$(90)

Planned turnaround costs	$11	$1
JV planned turnaround costs	8	—
Depreciation and amortization	18	16
JV depreciation and amortization	22	22

(a)Sales revenue less cost of renewable inputs and purchased products.
(b)Excludes planned turnaround and depreciation and amortization expense.
(c)Excludes depreciation and amortization expense.
(d)Includes income or loss from equity method investments, net gain or loss on disposal of assets and other income or loss.

Select Financial Data (unaudited)

	March 31, 2025	December 31, 2024
(in millions of dollars)
Cash and cash equivalents	$3,812	$3,210
Total consolidated debt(a)	30,910	27,481
MPC debt	8,492	6,533
MPLX debt	22,418	20,948
Redeemable noncontrolling interest	—	203
Equity	23,065	24,303

(in millions)
Shares outstanding	309	316

(a)    Net of unamortized debt issuance costs and unamortized premium/discount, net.

Non-GAAP Financial Measures
Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures we use are as follows:
Adjusted EBITDA
Amounts included in net income (loss) attributable to MPC and excluded from adjusted EBITDA include (i) net interest and other financial costs; (ii) provision/benefit for income taxes; (iii) noncontrolling interests; (iv) depreciation and amortization; (v) refining planned turnaround costs and (vi) other adjustments as deemed necessary, as shown in the table below. We believe excluding turnaround costs from this metric is useful for comparability to other companies as certain of our competitors defer these costs and amortize them between turnarounds.
Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. Adjusted EBITDA should not be considered as a substitute for, or superior to income (loss) from operations, net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
Reconciliation of Net Income Attributable to MPC to Adjusted EBITDA (unaudited)

	Three Months Ended March 31,
(In millions)	2025	2024
Net income (loss) attributable to MPC	$(74)	$937
Net income attributable to noncontrolling interests	420	375
Provision for income taxes	37	293
Net interest and other financial costs	304	179
Depreciation and amortization	793	827
Renewable Diesel JV depreciation and amortization	22	22
Refining & Renewable Diesel planned turnaround costs	465	648
Renewable Diesel JV planned turnaround costs	8	—
Adjusted EBITDA	$1,975	$3,281

Refining & Marketing Margin
Refining & Marketing margin is defined as sales revenue less cost of refinery inputs and purchased products. We use and believe our investors use this non-GAAP financial measure to evaluate our Refining & Marketing segment’s operating and financial performance as it is the most comparable measure to the industry’s market reference product margins. This measure should not be considered a substitute for, or superior to, Refining & Marketing gross margin or other measures of financial performance prepared in accordance with GAAP, and our calculation thereof may not be comparable to similarly titled measures reported by other companies.
Reconciliation of Refining & Marketing Segment Adjusted EBITDA to Refining & Marketing Gross Margin and Refining & Marketing Margin (unaudited)

	Three Months Ended March 31,
(In millions)	2025	2024
Refining & Marketing segment adjusted EBITDA	$489	$1,986
Plus (Less):
Depreciation and amortization	(406)	(444)
Refining planned turnaround costs	(454)	(647)
Selling, general and administrative expenses	624	615
Income from equity method investments	(5)	(10)
Other income	(68)	(244)
Refining & Marketing gross margin	180	1,256
Plus (Less):
Operating expenses (excluding depreciation and amortization)	2,984	3,109
Depreciation and amortization	406	444
Gross margin excluded from and other income included in Refining & Marketing margin(a)	(70)	(73)
Other taxes included in Refining & Marketing margin	(70)	(59)
Refining & Marketing margin	$3,430	$4,677

Refining & Marketing margin by region:
Gulf Coast	$1,227	$1,920
Mid-Continent	1,390	1,856
West Coast	813	901
Refining & Marketing margin	$3,430	$4,677

(a)Reflects the gross margin, excluding depreciation and amortization, of other related operations included in the Refining & Marketing segment and processing of credit card transactions on behalf of certain of our marketing customers, net of other income.

Renewable Diesel Margin
Renewable Diesel margin is defined as sales revenue plus value attributable to qualifying regulatory credits earned during the period less cost of renewable inputs and purchased product costs. We use and believe our investors use this non-GAAP financial measure to evaluate our Renewable Diesel segment’s operating and financial performance. This measure should not be considered a substitute for, or superior to, Renewable Diesel gross margin or other measures of financial performance prepared in accordance with GAAP, and our calculation thereof may not be comparable to similarly titled measures reported by other companies.
Reconciliation of Renewable Diesel Segment Adjusted EBITDA to Renewable Diesel Gross Margin and Renewable Diesel Margin (unaudited)

	Three Months Ended March 31,
(In millions)	2025	2024
Renewable Diesel segment adjusted EBITDA	$(42)	$(90)
Plus (Less):
Depreciation and amortization	(18)	(16)
JV depreciation and amortization	(22)	(22)
Planned turnaround costs	(11)	(1)
JV planned turnaround costs	(8)	—
Selling, general and administrative expenses	9	14
Income from equity method investments	(16)	(13)
Other income	(3)	—
Renewable Diesel gross margin	(111)	(128)
Plus (Less):
Operating expenses (excluding depreciation and amortization)	98	86
Depreciation and amortization	18	16
Martinez JV depreciation and amortization	21	21
Renewable Diesel margin	$26	$(5)